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                                  EXHIBIT 4.7

                                AMENDMENT NO. 6
                                       TO
                               ADAC LABORATORIES
                             1992 STOCK OPTION PLAN
                              Amended and Restated


        The 1992 Stock Option Plan (the "Plan") of ADAC Laboratories, a California corporation (the "Company"), is hereby amended in the following respects:

        1. STOCK SUBJECT TO THE PLAN. Section 3, entitled "Stock Subject to the Plan," is hereby amended to delete the first sentence and to add a new first sentence as follows:

                "Subject to the provisions of Section 11 and Section 4(b)(xi) below, the maximum aggregate number of shares that may be optioned and sold under the Plan is 4,513,000 shares of Common Stock."

This amendment reflects an increase in the number of authorized shares by 712,000 shares.

        2. SHAREHOLDER APPROVAL. Section 17, entitled "Shareholder Approval," is hereby amended and restated in its entirety as follows:

                "The Plan shall become effective when approved by the Board or any committee thereof having authority to do so and the shareholders of the Company."

        3. EFFECTIVE DATE. Except as amended above, in all other respects the Plan is hereby ratified and confirmed. The amendments to the Plan herein set forth have been approved by the Board of Directors on October 31, 1996 and the amendment to Section 3 has been approved by the shareholders on May 15, 1997. The amendment of Section 3 is effective as of October 31, 1996 and the amendment of Section 17 is effective as of May 15, 1997.

                                        BY ORDER OF THE BOARD OF DIRECTORS:

                                        By: /s/ Karen L. Masterson
                                            -------------------------------
                                            Karen L. Masterson,
                                            Secretary